Exhibit 99.1

MIDDLESEX WATER ANNOUNCES 2020

FOURTH QUARTER AND YEAR END RESULTS

ISELIN, NJ, (February 25, 2021) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) today announced financial results for the fourth quarter and year ended December 31, 2020.

HIGHLIGHTS

▪	Net Income of $38.4 million, up 13.4%.
▪	Revenue growth of 5.2% to $141.6 million
▪	Diluted Earnings per share $2.18, up 8.5%

2020 OPERATING RESULTS

Consolidated operating revenues increased to $141.6 million for the year ended December 31, 2020, up from $134.6 million in 2019. The $7.0 million increase in operating revenues is due to increased water consumption related to higher demand from residential and wholesale customers in our Middlesex system in New Jersey, customer growth in our Delaware water systems and a new contract to operate and maintain the Highland Park, New Jersey water and wastewater systems.

Operation and maintenance expenses for the year ended December 31, 2020 increased $2.8 million from the same period in 2019. Increased water consumption pushed production expenses higher and weather-related changes in raw water quality prompted higher treatment costs. Other contributing factors were increased retirement benefit plan expenses as well as higher bad debt expense due to the expected financial impact of COVID-19 on some of our customers.

Income Tax benefits for 2020 increased overall by $1.0 million from the same period in 2019, primarily due to the benefits associated with deductible repair expenditures on tangible property in the Middlesex system. This increased benefit was partially offset by higher pre-tax income.

Net income for the year increased $4.5 million to $38.4 million, compared to $33.9 million in 2019. Earnings applicable to common stock for the year ended December 31, 2020 were $38.3 million, or $2.18 per share on a fully diluted basis, compared to $33.8 million or $2.01 per diluted share for the same period in 2019.

“Despite challenging circumstances in 2020, our team’s operational preparedness and execution enabled us to remain on track meeting the needs of our employees, customers and communities, while delivering incredible progress against our capital construction program goals and also driving shareholder value,” said Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll. “We look to the future with optimism as we make great strides in continuing to preserve and enhance drinking water quality and reliability for generations to come,” added Doll.

FOURTH QUARTER 2020 RESULTS

For the three month period ended December 31, 2020, operating revenues were $34.6 million, up from $32.7 million for the same period in 2019. Operations and maintenance expenses were $18.0 million, up from $17.4 million for the same period in 2019. Net income increased to $8.3 million from $8.1 million for the same period in 2019.

QUARTERLY DIVIDEND DECLARED

As previously announced in January 2021, the Board of Directors of Middlesex Water Company declared a quarterly cash dividend of $0.2725 per common share payable on March 1, 2020 to shareholders of record as of February 12, 2021. The Company has paid cash dividends continually since 1912 and increased its dividend for the forty-eighth consecutive year in 2020.

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company (NASDAQ:MSEX) serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware.  Named a 2020 Top Workplace in New Jersey and a 2020 Superstar in Business in Delaware, Middlesex is diligently focused on meeting and balancing the needs of our employees, customers, and shareholders. We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  To learn more, visit our website and follow us on Facebook, Twitter and LinkedIn.

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws regarding Middlesex Water Company “MSEX” or the “Company”, its financial condition, and its results of operations that reflect the Company’s current views and information currently available. This information is, where applicable, based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provides a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or the negative version of those words or other comparable words and phrases, and include statements relating to the Company’s beliefs or expectations regarding its future performance, strategic plans and cash flows, as well as any other statements that do not directly relate to any historical or current facts. Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, publicly or otherwise, whether as a result of new information, future events or otherwise.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

bsohler@middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

	Years Ended December 31,		Quarters Ended December 31,
	2020	2019	2020	2019

Operating Revenues	$141,592	$134,598	$34,626	$32,738

Operating Expenses:
Operations and Maintenance	70,796	67,980	18,035	17,409
Depreciation	18,472	16,716	4,674	4,301
Other Taxes	14,904	14,382	3,586	3,469

Total Operating Expenses	104,172	99,078	26,295	25,179

Operating Income	37,420	35,520	8,331	7,559

Other Income (Expense):
Allowance for Funds Used During Construction	4,016	3,146	1,146	1,116
Other Income (Expense), net	363	(654)	(801)	(512)

Total Other Income, net	4,379	2,492	345	604

Interest Charges	7,493	7,264	1,972	2,280

Income before Income Taxes	34,306	30,748	6,704	5,883

Income Taxes	(4,119)	(3,140)	(1,603)	(2,188)

Net Income	38,425	33,888	8,307	8,071

Preferred Stock Dividend Requirements	120	132	30	30

Earnings Applicable to Common Stock	$38,305	$33,756	$8,277	$8,041

Earnings per share of Common Stock:
Basic	$2.19	$2.02	$0.47	$0.46
Diluted	$2.18	$2.01	$0.47	$0.46